Exhibit 99.2

TapImmune Provides Second Quarter 2017 Corporate and Clinical Update

Conference Call and Live Audio Webcast Scheduled for Today, August 31, 2017 at 4:30 p.m. ET

Recent Corporate and Clinical Developments:

•	Achieved 50% enrollment in ongoing Phase 2 dosing study of TPIV 200 for treating triple-negative breast cancer (TNBC)
•	Completed $6.8 million financing; combination of private placement and exercise of Series E warrants
•	Amended Phase 2 platinum-sensitive ovarian cancer study protocol to allow women in their first remission to receive TPIV 200 vaccination

Anticipated 2017 Milestones:

•	Publish long-term safety, immune response and survival data from completed Phase 1 clinical study of TPIV 200
•	Report interim results from ongoing Phase 2 study of TPIV 200 in combination with AstraZeneca’s durvalumab in patients with platinum-resistant ovarian cancer
•	Complete enrollment in TapImmune Sponsored Phase 2 study of TPIV 200 in TNBC
•	File amended investigational new drug application (IND) for TPIV 110 for treating HER2/neu+ breast cancer

JACKSONVILLE, FLORIDA – August 31, 2017 – TapImmune, Inc. (NASDAQ: TPIV), a clinical-stage immuno-oncology company specializing in the development of immunotherapies targeting women’s cancers, today provided its business update for the second quarter 2017. A public conference call and live audio webcast is scheduled for today at 4:30 p.m. ET.

“During the second quarter, we continued to focus on advancing our robust clinical development pipeline, which consists of several internal programs and clinical collaborations with top-tier partners,” said Dr. Glynn Wilson, Chairman and CEO of TapImmune. “In order to reach meaningful value inflection points for our shareholders, our primary objective for the next several quarters is to continue enrolling patients into our three active Phase 2 trials as efficiently as possible. In parallel, we anticipate launching additional clinical studies for each of our novel cancer vaccine candidates later this year. We expect to deliver on multiple substantive clinical milestones across our entire pipeline over the next 18 months, and we are optimistic that this continued clinical execution should lead to several catalysts for the company and its shareholders over the coming quarters.”

Dr. Wilson continued, “We are also exploring multiple opportunities to leverage our vaccine-enhancing PolyStart™ technology. This platform represents a strategic approach to continue fueling our internal vaccine pipeline in oncology, as well as a potentially valuable opportunity to out-license this asset to strategic partners developing vaccines for infectious disease. We expect to initiate those discussions as our technology continues to mature.”

Current Clinical Studies:

TPIV 200: Lead T-cell vaccine targeting folate receptor alpha

•	Memorial Sloan Kettering-sponsored Phase 2 combination study with AstraZeneca’s durvalumab in platinum-resistant ovarian cancer

Results from the planned interim analysis are expected to be available later in 2017. If the safety profile remains favorable and there are sufficient signs of tumor response, patient enrollment will resume and TapImmune expects the study to be completed as planned in 2018.

•	FDA Fast Tracked Phase 2 maintenance therapy study in platinum-sensitive ovarian cancer

A recent protocol amendment enables TapImmune to enroll women earlier in the treatment cycle (during first remission). These women are more likely to have healthier immune systems and may be better positioned to benefit from TPIV 200 immunotherapy. TapImmune plans to conduct an interim analysis once data is available from the first half of patients enrolled (under the amended protocol), which is currently expected in early 2019. This program will benefit from FDA Fast Track as well as Orphan Drug designation.

•	Multi-center Phase 2 dosing study in triple-negative breast cancer

The randomized study is designed to determine the optimal vaccine dose and regimen that may maximize the anti-tumor immune response in maintenance-phase patients, who have completed standard surgery and chemotherapy/radiation. Study enrollment has surpassed 50% and enrollment completion is anticipated by year end 2017. Once enrolled, top-line data from the completed study is anticipated in the second half of 2018.

Planned Clinical Studies:

TPIV 100/110 T-cell vaccine targeting HER2/neu:

•	TapImmune plans to initiate a Phase 1b/2a clinical trial of TPIV 110 for treating women with HER2/neu+ breast cancer once an amended investigational new drug application (IND) is completed by year-end 2017 and upon FDA acceptance of the amended IND.

Conference Call and Webcast Information:

The company will host a conference call and live audio webcast today, August 31, 2017, at 4:30 p.m. ET. Interested participants and investors may access the conference call by dialing either:

•	(855) 238-2333 (U.S.)
•	(412) 317-5215 (International)

An audio webcast will be accessible via the New and Events section of the TapImmune website http://tapimmune.com/events/. An archive of the webcast and presentation will remain available for 90 days beginning at approximately 6:30 p.m. ET, on August 31, 2017.

About TapImmune Inc.

TapImmune, Inc. is a leader in the immunotherapy of woman’s cancers advancing multiple Phase 2 and Phase 1b/2 clinical studies for the treatment of ovarian and breast cancer. The company’s peptide- or nucleic acid-based immunotherapeutic products comprise one or multiple naturally processed epitopes (NPEs) designed to comprehensively stimulate a patient’s killer T cells and helper T cells, and to restore or further augment antigen presentation by using proprietary nucleic acid-based expression systems. The company’s technologies may be used as stand-alone medications or in combination with current treatment modalities.

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Forward-Looking Statement Disclaimer

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements”. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stored in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. The Company assumes no obligation to update the forward-looking statements.

Contact

TapImmune Inc.

Aaron Santos

investor.relations@tapimmune.com

(866)-359-7541